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                                                                    EXHIBIT 99.1

                        [LETTERHEAD OF MGM GRAND, INC.]



       MGM Grand, Inc. Completes Acquisition of Primadonna Resorts, Inc.

     LAS VEGAS, March 1 /PRNewswire/ -- MGM Grand, Inc. (NYSE: MGG) announced today it has completed the merger acquisition of Primadonna Resorts, Inc. (Nasdaq: PRMA), which is now a wholly-owned subsidiary of MGM Grand. In the merger, Primadonna's stockholders received 0.33 shares of MGM Grand common stock for each share of Primadonna stock held.

     Primadonna Resorts, Inc. is an entertainment, hotel and gaming company. Primadonna owns Whiskey Pete's, Buffalo Bill's and the Primm Valley Resort in Primm, Nevada, a 50% interest in New York -- New York Hotel and Casino in Las Vegas, Nevada, and two championship golf courses in California.
     MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. MGM Grand operates the MGM Grand Hotel and Casino in Las Vegas, the MGM Grand Hotel and Casino in Darwin, Australia, owns a 50% interest in the New York -- New York Hotel and Casino in Las Vegas and manages casinos in Nelspruit, Witbank, and Johannesburg, South Africa. MGM Grand is developing a temporary casino in Detroit, Michigan, which is anticipated to open in the fall of 1999, followed by the permanent hotel and casino resort thereafter. MGM Grand has also announced plans to develop a hotel and casino resort in Atlantic City, New Jersey.
     Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in MGM Grand's and Primadonna Resort's public filings with the Securities Exchange Commission.


SOURCE  MGM Grand, Inc.
     -0-                      03/01/99
     /CONTACT: James J. Murren, Chief Financial Officer of MGM Grand, Inc., 702-891-3344/
    /Company News On-Call: http://www.prnewswire.com/comp/000725.html or fax, 800-758-5804, ext. 000725/
    (MGG PRMA)

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